EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Jim O’Shea Chief Executive Officer 503-692-8001 ext. 4161	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS SECOND-QUARTER 2006 FINANCIAL RESULTS
Company Completes Financing and Restructuring

PORTLAND, OR ,  August 2, 2006  — Bioject Medical Technologies Inc. (NASDAQ: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended June 30, 2006.

For the quarter ended June 30, 2006, Bioject reported revenues of $2.8 million compared to $3.8 million for the comparable year ago period.  Product sales for the period were $2.1 million in the 2006 period compared to $3.7 million in the 2005 period, primarily due to the build up of inventory by Merial for the launch of the Vetjet product in 2005.  License and technology fees were $638,000 in the 2006 period compared to $65,000 in the 2005 period.  The Company reported an operating loss of $2.0 million in the second quarter of 2006 compared to an operating loss of $1.2 million in the second quarter 2005. The increased operating loss reflects a non-cash charge of approximately $915,000 in connection with the termination of the Company’s agreement with a contract filler and write-down of the sterile fill suite and associated equipment.  Net loss for the three month period ended June 30, 2006 was $4.0 million compared to $1.3 million in the comparable 2005 period.   Interest expense for the period was $1.9 million compared to $134,000 for 2005.  This increase was primarily a result of $1.7 million in non-cash debt issuance costs and beneficial conversion charges related to the conversion of $1.5 million of debt held by Life Sciences Opportunity Fund II and its affiliates into equity, beneficial conversion charges associated with the $1.25 million Partners For Growth (“PFG”) convertible debt issuance and the pay down of PFG term debt with the proceeds from the sale of the New Jersey office.

Basic and diluted net loss per share for the quarter ended June 30, 2006 was $0.28 per share on 14.3 million weighted average shares outstanding compared to a net loss of $0.09 per share on 13.8 million weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2006, Bioject reported revenues of $4.5 million compared to revenues of $7.0 million in the comparable year ago period. The six month 2006 net loss was $6.6 million, or $0.46 per share, compared to a net loss of $3.3 million, or $0.24 per share, in the comparable year ago period.

 “We anticipated a greater net loss this quarter than in the comparable year ago period as a result of our financing and restructuring activities.  However, excluding the non-cash charge to manufacturing of $915,000, our operating loss remained constant compared to the year ago quarter even though revenues for the current quarter were lower,” said Jim O’Shea, Bioject’s Chairman, President and CEO.  “Net loss increased over the year ago quarter, primarily due to the non-cash charges totaling $915,000 in connection with write-down of the sterile fill suite and equipment and the $1.7 million non-cash charge due to the recent financings.”

“Our revenues of $2.8 million in the second quarter of 2006 reflect a 63% increase over the first quarter of 2006 and the operating loss of $2.0 million represents a 17% decrease over the first quarter,” said Jim O’Shea.

 “During this period, we completed our financing activities with the shareholder approval of the issuance of $3.0 million of Series E Preferred Stock, the conversion of $1.5 million debt to equity as part of that issuance and the pay down of our loan with PFG by $1.0 million,” said O’Shea.  “These financing activities resulted in approximately $1.7 million in non-cash charges to interest expense.”

 “The Company also concluded its corporate restructuring with its decision to terminate its agreement for future services with a sterile fill contractor for its Iject® prefilled device.  The termination was due to the decision to switch to a more cost effective commercial filling method and the interest of potential customers in doing their own filling,” commented O’Shea. “While this decision is expected to save the Company approximately $2.1 million in cash over the next three years, it resulted in the write-down of a non-cash charge of $915,000 to manufacturing expense.”

“With the financing and restructuring behind us and the charges associated with these transactions accounted for, and our promising future prospects for new license and supply agreements in subsequent quarters, our outlook continues to remain positive,” concluded Jim O’Shea.

The Company will conduct a conference call to review second-quarter results for the quarter ended June 30, 2006 on Thursday, August 3, 2006 at 10:00 a.m. Eastern Standard Time.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to savings from the restructuring and the prospects for new license and supply agreements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Net sales of products	$2,122	$3,689	$3,381	$6,556
License and technology fees	638	65	1,073	451
	2,760	3,754	4,454	7,007
Operating expenses:
Manufacturing	2,505	2,435	3,941	4,877
Research and development	1,343	1,149	2,376	2,895
Selling, general and administrative	949	1,346	2,638	2,333
Total operating expenses	4,797	4,930	8,955	10,105
Operating loss	(2,037)	(1,176)	(4,501)	(3,098)

Interest income	33	24	78	63
Interest expense	(1,941)	(134)	(2,119)	(267)
Loss from operations before preferred stock dividend	(3,945)	(1,286)	(6,542)	(3,302)
Preferred stock dividend	(31)	—	(31)	—
Net loss allocable to common shareholders	$(3,976)	$(1,286)	$(6,573)	$(3,302)
Basic and diluted net loss per common share	$(0.28)	$(0.09)	$(0.46)	$(0.24)
Shares used in per share calculations	14,251,962	13,786,099	14,152,233	13,763,247

Bioject Medical Technologies Inc.
Condensed Consolidated Balance Sheet Data  (Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,245	$1,046
Short-term marketable securities	2,720	1,500
Accounts receivable, net of allowance for doubtful
accounts of $17 and $12	1,426	2,390
Inventories	1,921	1,498
Assets held for sale	—	1,104
Other current assets	358	426
Total current assets	7,670	7,964

Property and equipment, net of accumulated depreciation of $4,837 and $4,519	3,371	4,559
Goodwill	94	94
Other assets, net	1,093	1,329
Total assets	$12,228	$13,946

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term note payable	$1,895	$961
Current portion of long-term debt	368	1,083
Accounts payable	775	1,258
Accrued payroll	398	404
Other accrued liabilities	687	204
Deferred revenue	1,013	1,908
Total current liabilities	5,136	5,818

Long-term liabilities:
Long-term debt	—	917
Deferred revenue	268	318
Other long-term liabilities	337	350

Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; issued and outstanding:
Series D Convertible — 2,086,957 shares at June 30, 2006 and December 31, 2005, no stated value, liquidation preference of $1.15 per share	1,879	1,879
Series E Convertible — 3,308,394 shares at June 30, 2006 and zero at December 31, 2005, no stated value, liquidation preference of $1.37 per share	4,564	—
Common stock, no par, 100,000,000 shares authorized; issued and outstanding 14,317,659 shares and 13,968,563 shares at June 30, 2006 and December 31, 2005	112,657	110,704
Accumulated deficit	(112,613)	(106,040)
Total shareholders’ equity	6,487	6,543
Total liabilities and shareholders’ equity	$12,228	$13,946

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